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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number 0-19259

                         Jones Growth Partners II L.P.
                         -----------------------------
            (Exact name of registrant as specified in its charter)

      9697 East Mineral Avenue, Englewood, Colorado 80111  (303) 792-3111
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         Limited Partnership Interests
                         -----------------------------
           (Title of each class of securities covered by this Form)


   Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


   Rule 12g-4(a)(1)(i)        [X]        Rule 12h-3(b)(1)(ii)        [_]
   Rule 12g-4(a)(1)(ii)       [_]        Rule 12h-3(b)(2)(i)         [_]
   Rule 12g-4(a)(2)(i)        [_]        Rule 12h-3(b)(2)(ii)        [_]
   Rule 12g-4(a)(2)(ii)       [_]        Rule 15d-6                  [_]
   Rule 12h-3(b)(1)(i)        [_]


   Approximate number of holders of record as of the certification or notice date:

       0
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   Pursuant to the requirements of the Securities Exchange Act of 1934, Jones
Growth Partners II L.P. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                   JONES GROWTH PARTNERS II L.P.
                                   By:  Jones Spacelink Cable Corporation, its
                                        General Partner



                                        By:  /s/ Elizabeth M. Steele
                                             -----------------------
                                             Elizabeth M. Steele
Dated:  August 3, 1998                       Vice President